Exhibit 99.3
For Immediate Release
December 29, 2006
CONTACTS:
Doral Financial Corporation
Investor Relations
Olga Mayoral-Wilson, APR
EVP, Chief Communications Officer
Tel. (787) 474-6711
Investor Relations & Media:
Lucienne Gigante
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION FILES ITS FORM 10-Q REPORT
FOR THE THIRD QUARTER OF 2006
— INCURS NET LOSS OF $62.5 MILLION FOR FIRST NINE MONTHS OF 2006, OR $0.81 PER
DILUTED COMMON SHARE —
— BANKING SUBSIDIARIES REMAIN WELL CAPITALIZED AS OF SEPTEMBER 30, 2006 FOR
BANK REGULATORY CAPITAL PURPOSES —
SAN JUAN, Puerto Rico — December 29, 2006 — Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today reported the filing of its Form 10-Q reports for the third quarter ended September 30, 2006. With the filing of this report, Doral Financial is at the present time current on its SEC reporting obligations.
For the first nine months of 2006, Doral Financial had a net loss of $62.5 million and a consolidated loss per diluted common share (after payment of dividends on preferred shares) of $0.81. For the first nine months of 2005, Doral had net income of $57.4 million and consolidated earnings per diluted common share of $0.29. For the third quarter ended September 30, 2006, Doral Financial had a net loss of $28.7 million and a consolidated loss per diluted common share (after payment of dividends on preferred shares) of $0.34. For the quarter ended September 30, 2005, Doral had net income of $40.9 million and earnings per diluted common share of $0.30.
“As we have previously stated, Doral is focused on resolving its issues so that the Company is better positioned to realize the value of the enterprise,” stated Glen Wakeman, Chief Executive Officer.
As previously reported, the Company’s greatest liquidity challenge continues to be its ability to refinance its $625 million floating rate senior notes that mature in July 2007. Doral Financial will need significant outside financing during 2007, principally for the refinancing of these notes that mature in July 2007 and to meet certain other working capital and contractual needs of the holding company. The capital and liquidity requirements of the holding company may also increase as a result of transactions that may be undertaken to restructure the composition of the Company’s balance sheet and as a result of the Company’s ongoing contingencies. The Company has selected advisors to assist in reviewing a number of possible alternatives to refinance this indebtedness and in examining alternatives to restructure its balance sheet in order to enhance future earnings potential and reduce the high level of interest rate risk and volatility in its balance sheet.
The Company must undertake a number of initiatives during 2007 in order to satisfy its capital and liquidity requirements. These initiatives could include the issuance of significant additional equity, the issuance of high-yield debt and the sale or pledge of assets. The issuance of additional equity could result in significant dilution to the existing shareholders. The Company’s ability to implement these initiatives and the terms thereof may be adversely affected by the Company’s current credit ratings, the ongoing shareholder litigation, the Company’s deteriorated earnings and balance sheet composition, the Company’s holding company structure and restrictions under the existing cease and desist orders and banking regulations on the ability of the Company to rely on the liquidity of its banking subsidiaries. Although the Company is taking a number of steps to address its capital and liquidity needs, the Company cannot provide assurance that it will be ultimately successful in executing these initiatives.
During the fourth quarter of 2006, the Company’s banking subsidiaries sold approximately $1.7 billion of its available-for-sale investment securities. Also as part of this transaction the Company reduced its borrowings by $1.7 billion. This transaction is part of the Company’s ongoing efforts to restructure its balance sheet to improve its future earnings potential and reduce the high level of interest rate risk and volatility inherent in its balance sheet.
Overview of Financial Condition and Results of Operations
Doral Financial’s consolidated financial statements for the third quarter of 2006 continue to reflect the difficult business environment and challenges faced by the Company. Doral Financial’s financial performance for the third quarter of 2006, compared to the third quarter of 2005, was principally impacted by (1) lower net interest income as a result of a decrease in net interest spread and margin together with a decrease in the balance of interest-earning assets, and (2) non-interest losses driven primarily by losses on securities held for trading, a servicing loss and lower gains on sales of mortgage loans. The impact of these factors was offset in part by a $17.6 million lower-of-cost- or-market positive valuation adjustment to the Company’s loans held for sale portfolio.
Among the key components of the Company’s financial performance for the quarter ended September 30, 2006 were the following:
•	Net loss for the third quarter of 2006 amounted to $28.7 million, or a diluted loss per share of $0.34, compared to a net income of $ 40.9 million, or diluted earnings per share of $0.30, for the third quarter of 2005.

•	Net interest income for the third quarter of 2006 was $44.1 million, compared to $66.6 million for the same period in 2005, resulting from a decrease in average interest-earning assets from $19.0 billion for the third quarter of 2005 to $13.1 billion for the comparable period of 2006, coupled with a decrease in net interest margin from 1.39% in the third quarter of 2005 to 1.34% in the third quarter of 2006. This reduction in net interest margin resulted from the flattening of the yield curve, as on average, the Company’s interest bearing liabilities, principally wholesale funding and loans payable, re-priced at higher frequency and rates than the Company’s interest-earning assets. The reduction in average interest-earning assets reflects the sale during the second quarter of 2006 of approximately $2.4 billion in mortgage loans as part of a previously reported restructuring of loan transfer transactions with a local financial institution. It also reflects the discontinuance of the practice of purchasing whole loans for subsequent securitization into mortgage-backed securities.

•	Non-interest loss for the third quarter of 2006 was $1.5 million, compared to non-interest income of $79.0 million for the same period in 2005. The non-interest loss for the third quarter of 2006 was principally driven by losses on trading activities, a net servicing loss and lower gains on sales of mortgage loans. The losses on trading activities for the third quarter of 2006 were principally due to realized and unrealized losses from derivative instruments undertaken for risk management purposes, as well as realized losses on the sale of securities held for trading. As medium- and long-term rates decreased during the third quarter of 2006, the Company experienced a decrease in the market value of its derivative portfolio. The net servicing loss for the quarter reflected principally a decrease in the Company’s MSRs valuation due in turn to an increase in anticipated mortgage prepayment rates. This resulted in a temporary net impairment of $4.9 million and amortization of $9.6 million during the third quarter of 2006 compared to a net recovery in value of $20.4 million and an amortization of $6.9 million during the same period in 2005. Lower gains on sales of mortgage loans were due to a decrease in the volume of mortgage loan sales during the third quarter of 2006, partially offset by a $17.6 million lower-of-cost -or-market positive valuation adjustment of the Company’s loans held for sale portfolio as a result of decreases in long-term interest rates during the quarter. Total loan sales and securitizations for the third quarter of 2006 amounted to $85.7 million compared to $542.0 million for the third quarter of 2005.

•	Non-interest expenses for the third quarter of 2006 were $60.3 million compared to $70.3 million for the same period in 2005. Non-interest expenses for the quarter reflect a decrease in expenses for professional services associated with the restatement of the Company’s prior period financial statements and related legal and accounting matters, partially offset by increased expenses associated with advisory services relating to the reengineering of the Company’s business and operating practices.

•	For the third quarter of 2006, Doral Financial recorded income tax expense of $0.8 million, compared to income tax expense of $25.0 million for the corresponding period in 2005. The decrease in the tax provision for 2006 is principally due to pre-tax losses recognized during 2006, combined with an increase in the Company’s net deferred tax asset as a result of the various agreements entered into with the Puerto Rico Treasury Department.

•	During the third quarter of 2006, the Company had other comprehensive income of approximately $99.2 million related principally to the positive impact of the decrease in long-term interest rates on the value of the Company’s portfolio of available for sale securities. As of September 30, 2006, the Company’s accumulated other comprehensive loss (net of income tax benefit) was $151.4 million, compared to $250.6 million as of June 30, 2006.

•	Doral Financial’s loan production for the third quarter of 2006 was $329.1 million, compared to $1.4 billion for the comparable period in 2005, a decrease of approximately 76%. The decrease in Doral Financial’s loan production is due to a number of factors including changes in the underwriting standards, economic conditions in Puerto Rico, and competition from other financial institutions. Doral Financial has decided to implement uniform, automated and rules-based underwriting standards. The implementation of these standards has caused disruption in the Company’s loan originations. The Company, however, believes that these changes will allow it to more efficiently underwrite assets with better credit quality and more appropriately price its loan products in the future. The Company anticipates that, for the foreseeable future, loan production will continue below historical levels as these new underwriting standards are implemented and new product offerings are developed.

•	Total assets as of September 30, 2006 were $13.8 billion, a decrease of 20% compared to $17.3 billion as of December 31, 2005. The decrease in total assets was principally the result of the previously reported sale of mortgage loans as part of a restructuring of various loan transfer transactions with a local financial institution during the second quarter of 2006 and a reduction of its investment securities portfolio.

•	Doral Financial and its banking subsidiaries remain “well capitalized” for bank regulatory purposes as of September 30, 2006.
Investors should read the Company’s Quarterly Reports on Form 10-Q for the third quarter of 2006, together with the 2005 Annual Report on Form 10-K, which include a discussion of some of the legal, regulatory, business and financial risks affecting the Company.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	risks and uncertainties associated with the Company’s need for significant outside financing to meet its liquidity and capital needs, including the refinancing of the Company’s $625 million floating rate notes due July 2007;

•	potential adverse developments in connection with ongoing shareholder litigation against Doral Financial;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	risk associated with the potential impact of fluctuating interest rates on the Company’s net interest margin resulting from the current mismatch in its assets and liabilities;

•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	Doral Financial’s ability to derive sufficient income to realize the benefits of its deferred tax asset;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing grand jury investigation by the U.S. Attorney’s Office for the Southern District of New York;

•	risks associated with Doral Financial’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of Doral Financial’s securities;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2005 Annual Report on Form 10-K and under Item 1A, Risk Factors in Doral Financial’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

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